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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to an aggregate of 691,457 shares of common stock issuable upon exercise of options represented by Stock Option Agreements between Multiple Zones International, Inc. and certain of its directors, of our report dated January 29, 1997, except for Note 11 for which the date is February 24, 1997 on our audits of the consolidated financial statements of Multiple Zones International, Inc. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is incorporated by reference in the 1996 Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.


Seattle, Washington
April 24, 1997